EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GOFISH TO ACQUIRE BOLT MEDIA

Combination Creates Largest Independent Online Video Company

Made-for-Internet Programming To Be Central To New Strategy

SAN FRANCISCO - February 12, 2007 - GoFish Corporation (OTCBB: GOFH), the leading publicly-traded online video company where millions of people come to watch, upload and share videos, today announced it has agreed to acquire Bolt, Inc. (aka Bolt Media) in a stock-for-stock transaction valued at up to $30 million. The combined company will develop an online video network for the creation, distribution and monetization of made-for-Internet programming that is ideally suited for advertisers targeting the 18-34 year-old demographic.

The acquisition will enable GoFish, one of the fastest-growing video sites on the Internet, to distribute its original short form programs through Bolt’s online properties, including Bolt.com, a popular youth-oriented website focused on enabling people to interact and express themselves in unique ways through user-generated media including video, photos and personal blogs. Bolt, which reported sales in 2006 of approximately $7 million (unaudited), counts Coca-Cola, Verizon Wireless, Nike, Sony and various other Fortune 500 companies among its repeat advertisers. GoFish, with its pipeline of original programs such as America’s Dream Date™ and Artist Voices™, will benefit from the reach and creative nature of Bolt’s online community as well as the scale of Bolt’s advertising sales capabilities.

“Bolt is one of the Internet’s great youth brands and a perfect fit for GoFish,” said Michael Downing, co-founder and CEO of GoFish. “Bolt’s blue chip advertisers recognize that the company excels at marketing to online communities. We wanted to acquire a large, creative audience to interact and participate in our original programming, as well as a sales organization to package these shows for premium advertisers. We expect Bolt to deliver on both fronts.”

The combination will create the largest independent online video company on the Web with roughly 7 million monthly unique visitors in the U.S., according to Comscore Media Metrix, and over 19 million globally.

“The future of online video lies in nurturing the creative generation to produce made-for-Internet content that will accelerate the migration of advertising dollars from television to the Internet,” said Aaron Cohen, co-founder and CEO of Bolt Media who, along with Bolt’s President, Jay Gould, will join GoFish when the merger is completed. “The combined company will create better programming for our audiences and our advertisers. Couple this with a valuable public currency, Bolt’s large audience, and a roster of blue-chip advertisers, and we now have the platform to consolidate the industry and build a business with significant scale.”

Both companies have approved the transaction, which is subject to approval by Bolt’s stockholders and certain additional closing conditions, and is expected to close in March or April of 2007.

About GoFish Corporation
GoFish Corporation, (OTCBB: GOFH) headquartered in San Francisco, is a leading consumer online video destination that, in two years, has grown to deliver millions of videos per month to a rapidly growing audience of enthusiasts. An early entrant into the user-generated video sector and the first publicly-traded company in the space, GoFish is a place on the web where millions of people come to upload, share and watch their favorite videos from around the world. For more information about the company, go to www.gofish.com.

About Bolt
A creative network constantly changes. Social interaction begins with creativity. Bolt members upload anything - a photo, video, comedy sketch, song - to get feedback. Feedback spurs more creativity and the formation of a broader audience. Based in New York with 22 employees, Bolt gives members an audience. For more information about the company, go to www.bolt.com.

Forward-Looking Statements
This press release contains ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, our inability to generate sufficient operating cash flow from advertising revenue, a reduction in the demand for user-generated video and related services, a fall-off in search engine directed traffic to our web site, and general economic conditions. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including those risks set forth in the Company’s Current Report on Form 8-K filed on October 31, 2006, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Media Contacts
Nils Erdmann, 415-738-8705, nils@gofish.com
Tom Sarris, 415-738-8705, tom@gofish.com

Investor Contacts
Market Street Partners
Joann Horne, 415-445-3233, joann@marketstreetpartners.com
Nate Wright, 415-445-3239, nate@marketstreetpartners.com